Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

Board of Directors
Full House Resorts, Inc.
Las Vegas, Nevada

We consent to the incorporation by reference in Registration Statement Nos. 333-203046 and 333-204312 of Full House Resorts, Inc. on Form S-8 of our report dated April 19, 2016, relating to the financial statements of Pioneer Group, Inc. and Subsidiary as of and for the years ended December 31, 2015 and 2014, which appears in this Form 8-K/A.

/s/ BKD, LLP

Colorado Springs, Colorado

July 29, 2016